Building Property Transfer Agreement

Seller: Tianjin Milk Goat Dairy Co., Ltd. (hereinafter to be addressed as Party A)

Purchaser: Tianjin Yayi Industrial Co., Ltd. (hereinafter to be addressed as Party B)

In accordance with the Contract Law of the People’s Republic of China and laws and regulations related to building property, Party A and Party B have reached an agreement under the principle of being equal, voluntary, fair, honest credit, law-abiding to conclude the following contract.

Article1. Party B purchases party A’s 4-story office building, which locates at the crossing between Jinghai Road and Yunshan Road in the new zone of Jinghai Development Zone, with a construction area of 7,800 square meters.

Article2. The trading price of the above mentioned building property is RMB3,800 per square meter; the aggregate is RMB 29,640,000 (¥ 29.64 million).

Article3. The payment term is to prepay the building property transfer payment in accordance with the progress of the project.

1. As party A will build the four-story office building completely according to the requests of party B, party B should prepay 70% of the building payment, which is RMB20.748 million (including building property transaction tax, 3% of the total building payment, and stamp tax, 0.05% of the total building payment). The above mentioned payment should be paid within 15 days after the agreement is signed. After the completion of construction, if the amount of the building property transfer pre-payment, fixed according to the invoice provided by party A, exceeds the amount stated in the agreement, party A should return the extra amount to party B. If the amount of the building property transfer pre-payment, fixed according to the invoice provided by party A, is less than the amount stated in the agreement, party B should pay off the balance at one time within 30 days after checking and accepting the building.

2. Party B should pay off the housing fund balance, that is, RMB8,892,000 (¥ 8.892 million), before September 30, 2008. (Paying date is based on the date of remittance).

Article 4. Transfer of the Building Property

If the physical condition and rights condition are in compliance with related regulation and both parties’ agreement, the building property may be transferred; if the physical condition and rights condition are not in compliance with related regulation and both parties’ agreement, the building property must not be transferred.

Article 5. Standards of Construction

1.	To follow related laws, regulations of the People’s Republic of China and the requirement of construction industry to construct.

2.	Party A must strictly follow the construction charts provided by party B to construct. The construction charts will be attachments of the agreement.

Article 6. Sharing of Taxes

1.
Party A undertakes the transaction tax, which is 1% of its transaction value and should be imposed by the governmental authority of PRC; undertakes notarization fee and agreement notarization fee (subject to the actually paid amount).

2.
Party B undertakes the transaction tax, which is 3% of its transaction value and should be imposed by the governmental authority of PRC; stamp tax, which is 0.05% of the total building payment and all other taxes imposed by the governmental authority of PRC for the transaction of the building.

Article 7. Duties

1.	Party B must pay to party A as scheduled. If party B fails, it should pay for compensation, which is 0.3% of the not paid part of the building payment, for each day after the expected date.

2.
Party A must transfer the building property to party B as scheduled. If party A fails, it should pay for compensation, which is 0.3% of the not transferred part of the building property, for each day after the expected date.

Article 8. Regulation on Dispute of Property Right, Creditor’s Right and Debt

Party A promises that there will be no dispute of property right, creditor’s right or debt when it transfers the building property to party B. If there is any dispute, party A will be fully responsible for it.

Article 9. Settlement of Dispute

If any dispute arises, party A and B should settle it through negotiation. If the negotiation does not work, either party may raise a law suite to the People’s Court.

Article 10. Validity

The agreement is effective from the day when both party A and B have signed and stamped on it. If the involved parties have reached into additional agreement, that agreement should be followed.

Party A: (stamp)	Party B: (stamp)

YY MM DD	YY MM DD

Authorized agent:	Authorized agent:

January 15, 2007	January 15, 2007